UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)



                               Cross Country, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    22748P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          March 26, 2002; April 5, 2002
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-(c)

[X]  Rule 13d-1(d)

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

CUSIP NO. 878546209                  13G                     PAGE 2  OF 5  PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSON


     Charterhouse Equity Partners III, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     52-2047386
 _______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,008,590
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,008,590
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     7,008,590
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     21.47%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     PN
________________________________________________________________________________


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


ITEM 1(a).        NAME OF ISSUER:

                  Cross Country, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6551 Park of Commerce Blvd., N.W.
                  Suite 200
                  Boca Raton, FL 33487

ITEM 2(a).        NAME OF PERSON FILING

                  Charterhouse Equity Partners III, L.P.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  1105 N. Market Street
                  Suite 1300
                  Wilmington, DE 19899

ITEM 2(c).        CITIZENSHIP

                  Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.0001 par value


ITEM 2(e).        CUSIP NUMBER:

                  22748P105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.


ITEM 4.           OWNERSHIP

                  (a)      Amount beneficially owned: 7,008,590
                  (b)      Percent of Class: 21.47%
                  (c)      Number of shares as to which person has:

                                 Sole power to vote: 7,008,590
                                 Shared power to vote: -0-
                                 Sole power to dispose of: 7,008,590
                                 Shared power to dispose of: -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF THE GROUP

                  Not Applicable.


ITEM 10.          CERTIFICATIONS.

                  Not Applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                CHARTERHOUSE EQUITY PARTNERS III, L.P.

                                By:     CHUSA Equity Investors III, L.P.,
                                        general partner

                                        By:      Charterhouse Equity III, Inc.,
                                                 general partner


                                By: /s/ C. Taylor Cole, Jr.
                                   ---------------------------------------------

                                Name:   C. Taylor Cole, Jr.
                                Title:  Senior Vice President



Date: February 13, 2003


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